Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ADOPTS
STOCKHOLDER RIGHTS PLAN

DENVER—(BUSINESS WIRE)—July 11, 2006—Affordable Residential Communities Inc. (NYSE: ARC) announced today that on July 11, 2006 ARC entered into a Stockholder Rights Plan (the “Rights Plan”) under which one right will be distributed as a dividend for each share of ARC common stock held by stockholders of record as of the close of business on July 17, 2006. The Rights Plan has been adopted as a means to preserve the use of previously accumulated net operating losses, as described below.

Effective with the revocation of ARC’s REIT election in March 2006, ARC has been taxed as a corporation for U.S. federal income tax purposes and its net income has been subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. ARC has net operating losses (“NOLs”) from prior years that are expected to offset substantially ARC’s taxable income, if any. Therefore, the preservation of such NOLs is key to minimizing ARC’s U.S. federal income tax liability. U.S. federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a “change in ownership.”  Generally, there is a change in ownership if, at any time, one or more 5% shareholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. One of the principal reasons for adopting the Rights Plan is to preserve the use of the NOLs by dissuading investors from aggregating ownership in ARC and triggering such a change in ownership. The Rights Plan is designed to reduce the likelihood of a change in ownership by, among other things, discouraging any person or group from acquiring additional shares such that they would beneficially own 5% or more of the outstanding shares of ARC’s common stock. The Rights Plan was not adopted in response to any effort to acquire control of ARC.

To help preserve the benefit of the NOLs, ARC intends to submit for stockholder approval an amendment to its charter to restrict certain acquisitions of ARC’s common stock so as to reduce the likelihood of triggering a change in ownership. The Board of Directors intends to terminate the Rights Plan if the charter amendment is approved.

Under the Rights Plan, each right initially will entitle stockholders to purchase a fraction of a share of preferred stock at a purchase price of $50.00, subject to adjustment as provided in the Rights Plan. Subject to the exceptions and limitations contained in the Rights Plan, the rights generally will be exercisable only if a person or group acquires beneficial ownership of 5% or more of ARC’s common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 5% or more of ARC’s common stock. Unless earlier terminated, the rights will expire on July 17, 2016.

A more detailed description of the Rights Plan, along with a copy of the Rights Plan, will be filed with the Securities and Exchange Commission shortly.

About Affordable Residential Communities Inc.

As of March 31, 2006, Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, owns and operates approximately 57,700 homesites located in 278 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

CONTACT:
Affordable Residential Communities Inc.
Larry D. Willard, Chairman and Chief Executive Officer
(866) 847-8931